Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of NightDragon Acquisition Corp. (the “Company”) on Amendment No. 1 to Form S-1 (File No. 333-252909) of our report dated February 23, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audit of the financial statements of NightDragon Acquisition Corp. as of December 31, 2020 and for the period from December 8, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Tampa, FL

February 23, 2021